UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2010
BioMed Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-32261	20-1142292
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
17190 Bernardo Center Drive
San Diego, CA 92128
(Address of principal executive offices, including zip code)
(858) 485-9840
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     BioMed Realty Trust, Inc., a Maryland corporation, is disclosing the following information to supplement the disclosure included in the section “Material United States Federal Income Tax Considerations” under the headings “Taxation of Our Company — Annual Distribution Requirements” and “Taxable U.S. Stockholders Generally — Distributions Generally” in its Registration Statement on Form S-3 (File No. 333-155667), “Taxation of Our Company — Annual Distribution Requirements” and “Taxable U.S. Holders Generally — Distributions Generally” in its Registration Statement on Form S-3 (File No. 333-161751) and “Taxation of Our Company — Annual Distribution Requirements” and “Taxation of Holders of Our Common Stock — Taxable U.S. Stockholders Generally — Distributions Generally” in its Registration Statements on Form S-3 (File Nos. 333-161753 and 333-161759):
     Recent guidance issued by the IRS extends and clarifies the application of the safe harbor set forth in Revenue Procedure 2009-15. This IRS guidance provides that certain part-stock and part-cash dividends distributed by publicly-traded REITs for calendar years 2008 through 2011 will satisfy the REIT distribution requirements. Under the terms of this guidance, up to 90% of our distributions could be paid in shares of our common stock. If we make such a distribution, taxable stockholders would be required to include the full amount of the dividend (i.e., the cash and the stock portions) as ordinary income (subject to limited exceptions), to the extent of our current and accumulated earnings and profits for United States federal income tax purposes. As a result, our stockholders generally would recognize taxable income in excess of the cash received and may be required to pay tax with respect to such dividends in excess of the cash received. If a taxable shareholder sells the stock it receives as a dividend, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of the stock at the time of the sale. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 12, 2010

BIOMED REALTY TRUST, INC.
By:	/s/ KENT GRIFFIN
	Name:	Kent Griffin
	Title:	President, Chief Operating Officer and Chief Financial Officer